                                                                    EXHIBIT 10.2

                             PACLITAXEL COATED STENT
                             DISTRIBUTION AGREEMENT


     This PACLITAXEL COATED STENT DISTRIBUTION AGREEMENT ("Agreement") is made and entered into effective this 16th day of August, 2001 ("Effective Date"), by and between Advanced Cardiovascular Systems, Inc., a California corporation having a principal place of business at 3200 Lakeside Drive, Santa Clara, California 95054-2807 ("ACS"), and Cook Incorporated, an Indiana corporation having a principal place of business at 925 South Curry Pike, Bloomington, Indiana 47402 (Cook).

                                    RECITALS

     A. Cook is a manufacturer and seller of high quality medical products which have been sold and used successfully throughout the world;

     B. Cook has been developing and conducting clinical tests on products that include paclitaxel coated stents;

     C. ACS desires to act as a distributor for Cook and to purchase from Cook certain of Cook's coronary paclitaxel coated stent products for distribution and resale by ACS throughout the world; and

     D. Cook desires to designate ACS as its distributor and to sell certain of its coronary paclitaxel coated stent products to ACS, all in accordance with the terms and conditions set forth in this Agreement.

     In consideration of the foregoing, and of the covenants and conditions set forth in this Agreement, the parties agree as follows:

1.   DEFINITIONS

     Solely for purposes of this Agreement, the following terms shall have the meanings set forth below:

     1.1 "Affiliate" shall mean any individual, trust, business trust, corporation, firm, partnership, joint venture, association or other entity which, as of a particular date,


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directly or indirectly owns, is owned by or is under common ownership of a party or third party, as the case may be. "Owns" (including, with correlative meanings, the terms "owned by" and "under common ownership with") for purposes of determining Affiliates of ACS or Cook or a third party, as the case may be, shall mean ownership, directly or indirectly, of more than (i) [***] percent [***](%) in the case of determining Affiliates of ACS or Cook or (ii) [***] percent [***](%) in the case of determining Affiliates of a third party, of the equity or other ownership interest having the power to vote on or direct the affairs of such individual, trust, business trust, corporation, firm, partnership, joint venture, association or other entity.

     1.2 "Applicable Regulatory Approval" shall mean the pre-market approval (or supplemental approval) or clearance received from an Applicable Regulatory Authority to market a Product in a particular jurisdiction, including the approval to market expanded or enhanced indications. For example, in the United States, Applicable Regulatory Approval includes a PMA.

     1.3 "Applicable Regulatory Authority" shall mean the agency or regulatory authority having authority over the approval and sale of Products in an applicable jurisdiction. For example, in the United States, the FDA is an Applicable Regulatory Authority.

     1.4 "ASP" shall mean the Market Average Selling Price for all Drug Coated Stents in an Applicable Region of the world. ASP shall be determined separately for the following regions (an "Applicable Region") of the world: (i) United States, (ii) Japan and (iii) the rest of the world.

     1.5 "Clinical Protocol(s)" shall mean the clinical protocol methodology for obtaining any Applicable Regulatory Approval for commercialization of any Product from the Applicable Regulatory Authorities.



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* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.


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


     1.6 "Clinical Trial(s)" shall mean the implementation of the Clinical Protocols.

     1.7 "Commercial Sale Year" shall mean successive periods of twelve (12) consecutive calendar months beginning with the first day of the calendar month in which the first sale by Cook to ACS of Product that is anticipated to be distributed by ACS in a transaction that will be a First End User Sale of a Product by ACS occurs, and on each anniversary of such date.

     1.8 "Complaint" shall mean any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness or performance of a Product after it is released for distribution.

     1.9 "Confidential Information" shall mean information that the disclosing party deems proprietary or gives the disclosing party an advantage over its competitors, including, but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information, relating to the business, products, practices, or techniques of the disclosing party, whether in oral, written, graphic or electronic form. As used herein, "Confidential Information" shall not include any information or data which (i) is in or becomes part of the public domain by any means other than the receiving party's breach of its obligations hereunder; (ii) was known to the receiving party at the time of disclosure by the disclosing party; other than from the disclosing party under an obligation of confidentiality; (iii) is, at any time, disclosed to the receiving party by any third party having the right to disclose the same; or
(iv) is independently developed by an employee or agent/consultant of the receiving party without reference to Confidential Information disclosed by the disclosing party pursuant to this Agreement. The parties also agree that a public disclosure of portions of a party's Confidential Information in or from more than one source shall not necessarily constitute a public disclosure of the remaining portions of the Confidential Information.

     1.10 "Coronary" shall mean cardiac vasculature.



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


     1.11 "Distributor" shall mean a person or an entity whose sole purpose is to distribute a product or products for other entities and who does not, either directly or through an Affiliate, manufacture or conduct product development of vascular intervention products. Notwithstanding the foregoing, for purposes of this Agreement, ACS and Medico's-Hirata each shall be deemed a Distributor of Cook.

     1.12 "Drug" shall mean a drug as defined in 21 U.S.C.ss. 321(g)(1) and shall include biological products as defined in 42 U.S.C.ss.262.

     1.13 "Drug Coated Stents" shall mean all Coronary stent products, including their delivery system, sold in End User Sales in an Applicable Region with a Drug coating that is designed and intended to deliver and release a therapeutic dose of such Drug or other pharmaceutical agent. Coated stent products that contain a coating that is not designed or intended to deliver a dose of a Drug, including without limitation antimicrobial, heparin, phospholipid, carbon, titanium, PTFE or other similar coatings, are specifically excluded. For products whose design or intent is unclear, the information included in such product's instructions for use or other product labeling approved by an Applicable Regulatory Authority will determine its status.

     1.14 "Effective Date" shall be the date indicated at the beginning of this Agreement.

     1.15 "End User Sale" shall mean any transaction that transfers to an end-user purchaser, for value, physical possession and title to a product. Transfer of possession and title to an Affiliate or Distributor shall not constitute an End User Sale unless the Affiliate or Distributor is the actual end user of the product.

     1.16 "FDA" shall mean the United States Food and Drug Administration.

     1.17 "First End User Sale" shall mean the first End User Sale by ACS or an Affiliate of ACS of a Product in the ordinary course of business to an end-user third party for commercial purposes, specifically excluding any reimbursement by third parties for Product used in clinical trials supporting Product approval.



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


     1.18 "First Product" shall mean the initial Product to be purchased and distributed by ACS pursuant to this Agreement as identified on Exhibit A attached hereto and by reference made a part hereof.

     1.19 "IDE" shall mean an investigational device exemption received from the FDA pursuant to applicable law, including 21 U.S.C.ss.360j(g).

     1.20 "License Agreement" shall have the meaning given in Section 8.7 .

     1.21 "Market Average Selling Price" shall mean the average selling price of all Drug Coated Stents in an Applicable Region sold in End User Sales, determined according to Section 6.2.

     1.22 "MI" shall have the same meaning as the definition set forth in Alpert and Thygesen, et al. Myocardial Infarction Redefined, JACC Vol. 36, No. 3, 2000, Sept. 2000:959-69.

     1.23 "MDR" shall mean reports filed with the FDA pursuant to 21 CFR Part 803 with respect to a Product.

     1.24 "NIH Amendment" shall mean the proposed amendment to the NIH Agreement (as defined in the License Agreement), in substantially the form previously disclosed to ACS.

     1.25 "PMA" shall mean the premarket approval (or supplemental approval) received from the FDA to market a Product in the United States pursuant to applicable regulations, including 21 CFR ss. 814, or as allowed pursuant to
Section 510(k) of the Federal Food, Drug, and Cosmetic Act, as may be applicable.

     1.26 "Product(s)" shall mean only the Cook Coronary paclitaxel coated stent systems to be purchased and distributed by ACS pursuant to this Agreement. Products include only the First Product and Subsequent Products. Products shall meet the specifications determined in accordance with Section 4.1. Products shall be limited to Coronary applications.



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


     1.27 "SDS Distribution Agreement" shall mean that certain Stent Delivery System Distribution Agreement between ACS and Cook dated as of the date of this Agreement.

     1.28 "Subsequent Product" shall mean a Product to be purchased and distributed by ACS (other than the First Product).

     1.29 "TVF" (Target Vessel Failure) shall be the composite of death, Q-wave MI, non-Q-wave MI, target site revascularization (TSR) or target vessel revascularization (TVR) by coronary artery bypass surgery (CABG) or percutaneous coronary intervention (PCI), or as otherwise defined in the Clinical Protocol.

2.   PRODUCT DISTRIBUTION

     2.1 Distribution Rights of ACS. Subject to the terms and conditions set forth in this Agreement, Cook grants to ACS the exclusive right to purchase Products from Cook for distribution and resale throughout the world after Applicable Regulatory Approvals have been obtained in an applicable jurisdiction, and Cook appoints ACS as its exclusive representative to promote, resell, market and distribute Products throughout the world. ACS accepts the appointment and agrees to represent Cook according to the terms and conditions set forth in this Agreement.

     2.2 Responsibilities. Cook shall make Products available for purchase by ACS in accordance with the terms of this Agreement. ACS shall comply with all applicable requirements established by the Applicable Regulatory Authorities related to ACS's sale of Products. Cook shall comply with all applicable requirements established by the Applicable Regulatory Authorities related to Cook's manufacture of Products.

     2.3 Exclusivity. The distribution arrangement contemplated by this Agreement is exclusive as it relates to the Products and Cook shall not retain the right to sell Products to anyone anywhere in the world, either directly, through Distributors or through any other commercially available method, other than to ACS. Notwithstanding the foregoing, Cook's right to sell any other products, including paclitaxel coated stent products that are not Products as defined herein, is not limited by the exclusive nature of this distribution



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


arrangement, except that Cook agrees that it shall not distribute, market, promote or otherwise sell other paclitaxel coated stent products through or with any other third party other than through Cook's worldwide direct sales organization or Distributors.

3.   PRODUCT SUPPLY

     3.1 Product Supply. Subject to the terms and conditions set forth in this Agreement, Cook shall, upon order from ACS, make or have made and sell solely to ACS Products for resale by ACS as Cook's distributor. All Products shall be sterilized, shipped and packaged by Cook under ACS's PMA.

     3.2 Forecasts and Purchase Orders. At least ninety (90) days before the anticipated date of the first shipment of the First Product by Cook to ACS, ACS will provide Cook with a good faith, non-binding forecast of its anticipated purchases of all applicable Products, by designated part number covering the twelve (12) month period beginning on the first full month beginning at least ninety (90) days after the date such forecast is provided. ACS shall provide Cook, on or before the last day of each month thereafter, similar twelve (12) month forecasts on a rolling basis. For the first three months in each such forecast ("Firm Forecast"), ACS shall be obligated to purchase an aggregate quantity of units that is not less than [***]% of the aggregate quantity of Products set forth in the Firm Forecast for each month, but the mix will be subject to reasonable change by ACS when ACS provides Cook with a final purchase order. In the event any subsequent overlapping Firm Forecast for any month deviates from an initial Firm Forecast for such month, the initial Firm Forecast number shall control. Subject to the foregoing, and at least thirty (30) days before the requested delivery date, ACS shall give Cook a written purchase order that is firm as to both quantity and mix of units. Cook shall have no obligation to supply a specific part number or size of a Product unless the quantity ordered for such part number or size in a particular order is at least [***]. For any month, ACS may submit orders in excess of [***]% of the amount of the Firm Forecast for such month, but Cook shall not be obligated to supply the excess amount except on a reasonable efforts basis. Reasonable efforts shall include providing


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* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.

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

additional shifts. The parties will meet periodically, but in any event at least once during each calendar year, to discuss ACS's anticipated demand beyond the latest forecasted 12-month period. In addition, the parties will discuss additional forecasts as appropriate to facilitate the initial supply of Products and the additional lead time that may be necessary for Products ordered for initial launch.

     3.3 Form of Purchase Order. All purchases and sales of the Products will be governed solely by the terms of this Agreement. Any purchase order issued by ACS, or acknowledgment issued by Cook, shall have no force or effect except as to the quantity specified and the delivery dates to the extent consistent with this Agreement. Purchase orders shall be sent to the person or persons designated from time to time by Cook via electronic mail, electronic data interchange, facsimile or recognized overnight delivery service, or as otherwise agreed by the parties. Cook will acknowledge its acceptance of each ACS purchase order promptly in writing, but in any event no later than 3 days after receipt, and in such acknowledgment will confirm the relevant order information. The parties will establish other procedures from time to time which will designate the form and manner of the purchase orders from ACS and acknowledgement from Cook. Cook may reject a purchase order only if it is not made in accordance with the terms of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Cook have any liability for delays or inability to deliver Product when either of the foregoing is caused by the acts or omissions of ACS or its Affiliates.

     3.4 Delivery. Cook will ship all quantities of Products to ACS by the dates specified in each purchase order, provided that such dates are no less than thirty (30) days after Cook's delivery of the relevant purchase order. Delivery shall be deemed to take place upon delivery of the Products by Cook as set forth in Section 6.3 below. Cook will notify ACS promptly if Cook anticipates any potential delay in filling any of ACS's orders. ACS may cancel any order, in whole or in part, which is delayed beyond the delivery date by more than 15 days even if the cause of the delay is beyond the control of Cook.


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


     3.5 Management Committee. During the first three months of the term of this Agreement, Cook and ACS shall establish a joint management committee which shall consist of three (3) representatives of each party, where at least one representative of each party shall be at least a Vice President level employee of such party responsible for implementing this Agreement, or an authorized designate of such employee. Each party shall be free to change its representatives upon written notice to the other party. During the term of this Agreement, the Management Committee shall meet regularly, but no less than twice per year, unless otherwise agreed by ACS and Cook. Additional meetings may be called to address specific issues requiring immediate action by either party on ten (10) days' notice to the other party and unless otherwise agreed all meetings shall alternate between the respective offices of the parties. Each party shall pay its own traveling and lodging expenses to attend the meetings.

     3.6 Inventory Management. Each party will be responsible for managing its inventory of Products and for handling, storing and disposing thereof in a manner consistent with all applicable regulations.

     3.7 Secondary Source. Within six (6) months after the Effective Date, Cook shall designate a second manufacturing facility within Cook or an Affiliate which shall have the ability to manufacture Products for delivery to ACS under this Agreement. Promptly after the designation of this second facility, Cook and/or such Affiliate, as the case may be, shall commence and diligently pursue all regulatory approvals necessary for the operation of such facility and the manufacturing of Products.

     3.8 Manufacturing Allocation. Cook shall maintain manufacturing capacity, including supplies of the materials comprising the Products, sufficient to fill the orders properly placed by ACS under this Agreement. In the event of a shortage in manufacturing capacity, Cook will allocate its available supply of such materials pro rata to Products ordered by ACS based on the ratio of ACS's market share of Products to Cook's market share of Drug Coated Stents (excluding sales of Products)

     3.9 Minimum Purchases. During each of the first three (3) Commercial Sale Years, ACS agrees that it will purchase from Cook a minimum dollar value of Product



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based on the transfer price to ACS determined as set forth below. The minimum purchases will be established based on the scenario resulting from the outcome of the clinical results of the development of the First Product as follows:


                                      [***]


The minimum purchase commitment determined above shall be reduced by the amount of any Products ordered by ACS in accordance with Section 3.2 to the extent Cook fails to deliver the Products in a timely manner as required by this Agreement. Subject to Cook's






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* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.


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


rights under Section 8.3, after the end of the third Commercial Sale Year, ACS shall have no obligation to purchase Product.

4.   PRODUCT SPECIFICATIONS

     4.1 Specifications. All Products shall be manufactured in accordance with Cook's technical specifications determined as set forth below. The First Product supplied hereunder shall be as described in Exhibit A. For each Subsequent Product , Cook and ACS shall promptly agree on a project plan for completion of clinical testing and obtaining Applicable Regulatory Approval of the Subsequent Product. Cook and ACS shall use reasonable efforts to carry out the project plans in accordance with their respective terms. Final specifications for each Product shall be established by Cook in accordance with the project plan established pursuant to this Section, which shall be subject to ACS's approval.

     4.2 Changes to Specifications and Manufacturing Procedures. In the event that Cook proposes to make any changes in the Product specifications or manufacturing procedures, including processes, parameters, materials, design and labeling, which may require any notification to, or filing with, any Applicable Regulatory Authority or could reasonably be expected to result in any change in Product performance characteristics, Cook shall, before implementing such change, first notify ACS and will not make the changes unless Cook receives written approval from ACS. ACS and Cook will jointly establish a decision tree analysis procedure for determining when a change could result in a required notification to, or filing with, an Applicable Regulatory Authority or any change in Product performance characteristics.

     4.3 Defective Product. ACS shall have the right to inspect Products at any time after receipt, but prior to shelf-life expiration, and will promptly notify Cook if any Product is non-conforming because it fails to meet applicable specifications as the result of the acts or omissions of Cook. Cook will replace non-conforming Product within thirty (30) days of determination of non-conformity and notice thereof to Cook. No Product will be accepted by Cook for return other than Product which is found to be non-conforming pursuant to this Section or recalled pursuant to Section 5.6. No Product



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shall be returned where the reason for the return is due to mishandling by the shipping agent or the acts or omissions of ACS or its Affiliates. If any customers reject any of the Products sold by ACS or return any Products to ACS as a result of an alleged non-conformity or failure of performance, ACS will notify Cook, in reasonable detail, promptly, but no later than three (3) business days after ACS's receipt of such complaint, describing the particulars of the rejection or return. The parties will discuss in good faith the resolution of any such customer problem and will cooperate and coordinate all follow-up and communication with customers which the parties deem appropriate. If there is a dispute as to whether or not a Product is conforming or the cause of non-conformity, the Product shall be submitted to a mutually agreeable third party consultant for determination of conformity or non-conformity and the cause thereof, whose determination shall be binding on the parties.

     4.4 Patent Marking. ACS and Cook shall use reasonable efforts to mark all Products (or where impractical, the Product packaging) with appropriate patent numbers, as required in accordance with 35 U.S.C. ss. 287, insofar as United States sales are concerned, and the requirements of the individual foreign countries, insofar as foreign sales are concerned.

5.   REGULATORY COMPLIANCE

     5.1 Registration and Listing. If required under 21 C.F.R. Part 807, Cook will update its FDA registration and listing forms to indicate that Cook is the manufacturer of the Products.

     5.2 Regulatory Approvals. Cook shall not have any obligation to supply any Product to ACS unless the Product falls within an existing Applicable Regulatory Approval (or anticipated approval in the case of the initial supply of a Product pending approval).

     5.3 Product Labeling. To the extent required by applicable law, the Product will be clearly labeled as a Cook product so as to reflect Cook as the manufacturer, source and origin of the Product. Without limiting the generality of the first sentence of this Section 5.3, each Product outer package shall include the statement: "manufactured by Cook."



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The placement and size of the marks or type identifying Cook will be substantially less prominent than the markings and type identifying ACS. ACS will provide all logos, other artwork and company information of ACS required by Cook to produce labeling, product inserts and packaging for the Products. Upon receipt thereof, and with ACS's cooperation, Cook will produce such labeling, product inserts and packaging. Except as requested by ACS and agreed to as set forth in the Product specification established pursuant to Section 4.1, there shall be no printed matter on or in the Product, other than as specifically required by applicable law or regulations. Cook will not make any changes to such labeling, product inserts or packaging except as mutually agreed by the parties. The parties will notify each other in writing promptly of any compliance issues of which the notifying party becomes aware which relate to labels, package inserts or packaging. ACS and Cook shall not use any trademarks of the other party without the prior consent of the other party.

     5.4 Quality Control Inspection. If so requested in writing by ACS, Cook will review with ACS the quality control inspection processes and standards of Cook in order to reasonably assure ACS of satisfaction of the requirements of this Agreement. However, on-site inspections of Cook's facilities, quality control records and documents may be made only by an independent quality control auditor as provided below. ACS shall have the right at reasonable times and upon reasonable prior notice to have quality control audits made of Cook's facilities, quality control records and documents by an independent expert who is selected by ACS and is reasonably satisfactory to Cook. The independent expert shall execute a reasonable confidentiality agreement with Cook and shall report back to both parties with the results of the audit. On-site inspections of such facilities, quality control records and documents shall be no more frequent than once per calendar year and prior to the initial launch of a Product, but in no event more frequently than quarterly. An on-site inspection can be made on a more frequent basis upon a showing of good cause as a result of quality issues of which ACS has recently become aware. Notwithstanding the foregoing, if there is a significant product problem due to a quality assurance issue, ACS will be allowed to have the independent auditor participate with Cook in Cook's review of its facilities, quality control records and documents and the independent auditor will be allowed to report back to ACS, including providing



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

copies of applicable data and records. Notwithstanding anything else in this
Section 5.4, ACS shall not be entitled to receive any proprietary competitively sensitive information of Cook and all information disclosed in connection with such audits or reviews shall be deemed Confidential Information of Cook.

     5.5 Reporting and Product Complaints. Cook will be responsible for investigating Complaints under 21 C.F.R. ss.820.198 and filing any required MDRs, with the FDA in compliance with 21 C.F.R. Part 803. In addition, Cook will file any required reports of Product Corrections and Removals pursuant to 21 C.F.R. Part 806. Notwithstanding the foregoing, Cook will inform ACS of its findings during such investigations and will provide ACS with copies of draft filings prior to any such filings. In addition, if Cook or ACS receives from a third party any oral or written Complaint regarding any Product, it will promptly notify the other party of such Complaint, in reasonable detail, but no later than three (3) business days after its receipt of such Complaint, and will provide all information necessary to enable the other party to comply with applicable FDA or other regulatory requirements, and any other applicable legal requirements, in a timely fashion. From time to time, Cook and ACS will establish procedures to be followed in order to comply with applicable legal requirements. The parties will cooperate and coordinate with each other to conduct all follow-up and communications with customers which the parties deem appropriate. Cook and ACS will provide each other with reasonable access to their respective Complaint files and information regarding Complaints.

     5.6 Product Recalls. Cook will be responsible for conducting any necessary product recalls, consistent with 21 C.F.R. Part 7. ACS will assist Cook in conducting recalls. If ACS reasonably believes that it is appropriate to undertake a recall of any Products, ACS will promptly notify Cook and Cook will promptly and in good faith discuss such proposed recall, which notification and discussion will be made prior to initiating a recall to the extent practical. If ACS has not notified Cook of a proposed recall, and Cook determines that a recall may be advisable, Cook will immediately notify ACS, and the parties will promptly and in good faith discuss such proposed recall. However, it is understood that if Cook refuses to initiate a recall after ACS proposes a recall, ACS shall have the right to conduct a recall pursuant to 21 CFR Part 7. The party



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

whose act or omission gave rise to the recall shall, at its own expense, use its best efforts to promptly correct the problem(s) that caused the recall. ACS will maintain complete and accurate records, for such periods as may be required by applicable law, of all Products sold by it. The parties will discuss and cooperate with each other in good faith as to the initiation and conduct of any recall, including communications with any purchasers or end users, and with applicable regulatory authorities, in order to minimize the risk to any party of a failure to follow legal requirements for such recall. The party whose act or omission gave rise to the recall shall be responsible for and shall reimburse all the reasonable costs and expenses of the recall, including cost of goods, notification, shipping and handling.

     5.7 Maintenance of Records. As a distributor of the Products, ACS will maintain records of MDRs, and will make the records available to the FDA upon request. In addition, if requested, ACS will assist Cook in meeting its MDR reporting obligations.

     5.8 Procedures. ACS and Cook will jointly establish procedures to be followed for Complaint investigations, MDR filings, reports of corrections and removals, Product recalls and such other matters as ACS and Cook deem appropriate.

     5.9 Milestone Payments. Upon the first IDE approval by the FDA of the First Product and delivery by Cook to ACS of the Products necessary to complete the Clinical Trial for the first IDE, ACS shall pay to Cook $[***]. Upon the approval by the FDA of the PMA for the First Product, ACS shall pay Cook $[***]. The foregoing amounts shall be paid only for the First Product and will be paid only once and shall not apply to any minimum purchase amounts set forth in
Section 3.9.

6.   PAYMENT

     6.1 Purchase Price.

               (a) ACS shall pay to Cook for each Product a purchase price equal to [***]% of the ASP determined as set in Section 6.2. The purchase price shall be



------------------

* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.

determined on a region-by-region basis based on ACS's good faith expectation of where the Product will be sold which shall be set forth in ACS's purchase order. Different purchase prices will be determined for the following three (3) regions: (i) United States, (ii) Japan and (iii) the rest of the world. Within forty-five (45) days of the completion of each calendar quarter, ACS will determine the quantity, if any, of Products that were ultimately sold in a different region than what was indicated in the purchase order, and provide a written accounting of such determination to Cook. If necessary, such accounting will include an adjustment in the aggregate purchase price paid by ACS in the preceding quarter, either in the form of additional payment to Cook by ACS or a credit against future purchases of ACS's overpayment by Cook to ACS. ASP will be determined and adjusted on a quarterly basis as set forth in Section 6.2.

               (b) Upon the written request of Cook, at Cook's expense and not more than once in or in respect of any calendar year, Cook's regular independent public accountant shall verify the accuracy of the accounting furnished by ACS in respect of any calendar year ending not more than twenty-four (24) months prior to the date of such notice. Upon the expiration of twenty-four (24) months following the end of any calendar year, the accounting and calculation of amounts payable with respect to such fiscal year shall be binding and conclusive upon Cook and ACS, and ACS and its Affiliates and Cook shall be released from any liability or accountability with respect to payments for such year. The report prepared by such independent public accountant, a copy of which shall be sent or otherwise provided to ACS by such independent public accountant at the same time it is sent or otherwise provided to Cook, shall contain the conclusions of such independent public accountant regarding the audit and will specify that the amounts paid to Cook pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. If such independent public accountant's report shows any underpayment, ACS shall remit to Cook within thirty (30) days after ACS's receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment exceeds ten percent (10%) of the total amount owed for the calendar year then being audited, the reasonable and necessary fees and expenses of such independent public accountant performing the audit, subject to reasonable substantiation thereof. If such independent public accountant's report shows an overpayment, such amount shall be credited against future purchases.

               (c) In the event that any Product sold hereunder is replaced with a different or new Product, the replaced Product will not be accepted as a return and no refund will be given to ACS based on any such return. Cook will cooperate reasonably with ACS to adjust packaging and make other changes necessary to sell the replaced Product in countries other than the country for which the replaced Product was originally intended, subject to Applicable Regulatory Approvals in such country and subject to agreement between Cook and ACS as to reimbursement of Cook's out-of-pocket costs. Promptly after shipping the replaced Product to the new market, ACS will give Cook written notice of the amount of Product replaced and the markets or countries from which and to which the replaced Product was moved.

     6.2 Determination of ASP. ASP will be determined on a quarterly basis by reference to [***]. [***]. [***]. [***]. For purposes of determining the applicable ASP to be utilized for the purchase price of particular Products during a quarter, the ASP determined for the most recent previous quarter will be utilized.

     6.3 Freight and Shipping. All Products shall be shipped to ACS or its designee DDU (Incoterms 2000) airport of destination. Products will be packaged in accordance with standard commercial practices for the medical devices industry generally in effect at the time of shipment and any special packing reasonably deemed necessary by ACS or Cook, in good faith, to maintain and safeguard the Products. All shipping costs will be borne by ACS. Title to and risk of loss of the Product will pass to ACS or its designee upon delivery to the airport of destination.

     6.4 Payment Terms. Invoices for Products sold pursuant to this Agreement will be paid by ACS to Cook in United States dollars, net ninety (90) days after the later of the date of invoice or date of shipment by Cook of the Products to ACS , and will be paid by ACS by wire transfer to a bank account in the United States as Cook will from time to



------------------

* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.

time specify in writing to ACS. Interest shall be due for late payments at a rate that is the lesser of eight percent (8%) per annum or the maximum amount permitted by law.

     6.5 Third-Party Royalties. Cook shall be responsible for payment of royalties owed and due upon sale of Product to ACS on account of Cook licenses that pertain to the Product. If requested by Cook, ACS shall provide ASP data to Cook solely for the purpose of determining the amount of such royalties.

7.   CONFIDENTIALITY AND PUBLICITY

     7.1 Confidentiality. Each party and its Affiliates will maintain in confidence the Confidential Information of the other party or its Affiliates disclosed to it under this Agreement, and shall not make use thereof in whole or in part except for the express purposes authorized in this Agreement. Except as provided in this Agreement, each of the parties shall not communicate any portion of the Confidential Information of the other party or its Affiliates to any other person, firm, corporation, government agency or entity without first obtaining prior written permission from the other party, except that a party may disclose such information to its Affiliates and to its attorneys, accountants and other advisers and representatives on a "need to know" basis and after taking reasonable steps to protect the continuing confidentiality of the Confidential Information. A party may provide a copy of this Agreement to potential acquirors or merger candidates on a "need to know" basis and after taking reasonable steps to protect the continuing confidentiality of the Confidential Information. The obligations under this Section 7.1 shall survive the termination or expiration of this Agreement.

     7.2 Press Release. Within two (2) business days after the Effective Date, ACS and Cook shall agree on the form of a joint press release to be released in accordance with the schedule discussed between the parties. The parties may make additional public statements or releases provided that such statements and releases are consistent with the agreed upon joint press release. Except as required by law or the applicable regulations of a nationally recognized stock exchange or as contained in said press release, neither ACS nor Cook nor their Affiliates shall release any information to any third party with respect to the existence or terms of this Agreement, other than as specifically may be permitted in any other agreement between the parties or their Affiliates, without the prior written consent of the other party. This prohibition includes, but is not limited to education and scientific conferences, promotional materials, governmental filings, and discussions with lenders, investment bankers, public officials, customers and the media. To the extent that a release of information is required by law, the parties shall cooperate to insure that the content is accurate and in accordance with the reasonable business standards of each of them.

     7.3 Additional Release of Information. If ACS or Cook determines that a release of otherwise prohibited information is required by law, including a court or governmental agency, it shall notify the other party in writing ten
(10) days (or such lesser period as is feasible under the circumstances) before the time of the proposed release. The notice shall include the exact text of the proposed release and the time and manner of the release. If requested, the party seeking to release information shall furnish to the other an opinion of counsel that the release of all the information is required by law. At the other party's request and before the release, the party desiring to release the information shall consult with the other party on the necessity for the disclosure and the text of the proposed release. Absent approval in advance from the other party, in no event shall a release include information regarding the existence or terms of this Agreement that is not required by law.

8.   TERM AND TERMINATION

     8.1 Effective Date. This Agreement shall become effective as of the Effective Date and shall continue until terminated as provided in this Agreement.

     8.2 Term. This Agreement shall continue, subject to termination as provided in this Agreement, until the end of the third Commercial Sale Year. Thereafter, this Agreement shall automatically continue until terminated as provided in this Agreement or upon the mutual consent of the parties.

     8.3 Termination for Lack of Performance. If, at any time following the completion of the third Commercial Sale Year, ACS's aggregate annual order of all

Products from Cook in a Commercial Sale Year falls below $[***] million, this Agreement may be terminated by Cook upon ninety (90) days prior written notice to ACS, and such termination shall be the sole remedy for failure to order Products after the completion of the third Commercial Sale Year.

     8.4 Termination for Default. Following compliance with the provisions set forth below, either party may terminate this Agreement by giving at least thirty
(30) days' written notice to the other party if the other party materially breaches this Agreement. This Agreement shall automatically terminate at the end of such notice period unless such material breach is cured. Failure to terminate this Agreement for any breach shall not constitute a waiver by the aggrieved party of its right to terminate for such breach at a later time if such breach remains uncured and for any other breach. If a party believes the other party has not complied in any material respect with this Agreement, it shall give the other party written notice, specifying the acts or omissions constituting such non-compliance. A Party's non-compliance with any provision of this Agreement shall not be considered to be a breach of this Agreement provided that the non-complying party cures the non-compliance within the thirty (30) day notice period first set forth above.

     8.5 Termination by ACS. ACS may terminate this Agreement at any time following the completion of the third Commercial Sale Year upon ninety (90) days prior written notice to Cook. In addition, ACS may terminate this Agreement at any time upon ninety (90) days prior written notice to Cook if the clinical results of the development of the First Product falls within Scenario C as set forth in Section 3.9; provided such notice shall be given to Cook within thirty
(30) days after ACS receives notice of the foregoing event.

     8.6 Effect of Third Party License. To the extent a third party licensor establishes by a final ruling in a court of competent jurisdiction (or as a result of arbitration, if applicable) which ruling has become non-appealable that the sale of Products by Cook to ACS or ACS's purchase or distribution of Products is a breach of or not licensed under a




------------------

* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.

currently existing license between Cook and that third party, any resulting failure to supply the affected Products to ACS or ACS's inability to purchase or distribute Products shall not constitute a breach of this Agreement, but shall result in the automatic termination of this Agreement; provided, however, that Cook shall diligently oppose any action brought by such third party. Cook shall permit ACS, at ACS's expense, to provide input into the defense of such action.

     8.7 Breach of License Agreement. ACS acknowledges and agrees that certain rights of Cook to utilize paclitaxel coatings are derived from a license agreement between Cook and Angiotech Pharmaceuticals, Inc. ("Angiotech") dated July 9, 1997 (the "License Agreement"). In the event Cook receives notice that Cook is in default or breach under any of the terms of the License Agreement, Cook promptly shall investigate such allegations and shall use its best efforts to resolve such claim of default or breach, which efforts shall include without limitation (a) immediately setting a meeting with Angiotech or any other interested parties in an attempt to determine the basis for such claim of alleged default or breach and resolution thereof, (b) in the event resolution does not occur on an informal basis, seeking immediate relief under the provisions of the License Agreement to arbitrate the alleged default or breach to seek final resolution thereof, and (c) to the extent permitted under the License Agreement, immediately seek any other remedy available to Cook to resolve the alleged default or breach. [***]. Cook agrees to keep ACS informed of all of the foregoing proceedings, provided, however, that all decisions made therein shall be made by Cook in its sole and absolute discretion.

     8.8 Cumulative Failure to Supply. If, for any period of three (3) consecutive months, ACS fails to supply at least [***]% of the Products (as defined in the SDS Distribution Agreement) ordered by Cook pursuant to the SDS Distribution Agreement, Cook shall have the option to terminate this Agreement upon thirty (30) days notice to ACS.




------------------

* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.

     8.9 Termination By Mutual Agreement. At any time during the term of this Agreement, the parties may mutually agree in writing to terminate this Agreement.

     8.10 Termination Relating to Clinical Trial. ACS shall have the option to terminate this Agreement upon notice to Cook in the event that (a) the data safety monitoring board for a Clinical Trial recommends halting the Clinical Trial for patient safety issues only, (b) an ethics committee for a Clinical Trial requests halting the Clinical Trial, or (c) a Clinical Trial's primary hypotheses are not proven; provided such notice shall be given to Cook within sixty (60) days after ACS receives notice of the foregoing events.

     8.11 Termination Relating to IDE. ACS shall have the option to terminate this Agreement at any time upon notice to Cook in the event the United States IDE approval for the First Product is not received from the FDA prior to December 31, 2001, provided, however, that if the IDE approval is delayed because of the failure of ACS to diligently pursue its approval, the date shall be extended by the period of time ACS has not diligently pursued IDE approval.

     8.12 NIH Amendment. ACS shall have the option to terminate this Agreement at any time if the NIH Amendment [***] is not executed on or before the date of ACS's submission of its application for a PMA to market the First Product.

     8.13 Termination for Bankruptcy or Insolvency. Either party may terminate this Agreement with immediate effect: (i) upon the institution by the other party of proceedings to be adjudicated bankrupt, or the consent by the other party to institution of bankruptcy proceedings against it or the filing by the other party of a petition or answer or consent seeking reorganization or release under the Federal Bankruptcy Code, or the consent by the other party to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the other party for the benefit of creditors or for substantially all of its property for the benefit of creditors, in each of the foregoing cases only in the event that the respective circumstances continue



------------------

* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.

without dismissal or cure for a period of ninety (90) days; or (ii) if, within ninety (90) days after the commencement of an action against the other party seeking any bankruptcy, reorganization, liquidation, dissolution or similar relief under any present or future law or regulation for the benefit of creditors, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the other party stayed, or if the stay of any such order or proceeding shall thereafter be set aside; or if, (iii) within ninety (90) days after the appointment without the consent or acquiescence of the other party of any trustee, receiver, or liquidator or similar official of the other party for the benefit of creditors, or for substantially all of its property for the benefit of creditors, such appointment shall not have been vacated.

     8.14 Effect of Termination. All rights and obligations of the parties that are intended to survive the termination or expiration of this Agreement, including the obligations of confidentiality, to make payment of all amounts previously due or payable under this Agreement and to comply with purchase orders previously sent and acknowledged, shall survive such termination or expiration, including without limitation Sections 1, 5.5, 5.6, 5.7, 6.5, 7, 9, 10, 11, 12 and 13. In addition, notwithstanding any termination or expiration of this Agreement, other than a termination by Cook pursuant to Section 8.4 or 8.7, ACS shall continue to be allowed to sell any Products previously purchased from Cook.

9.   REPRESENTATIONS, WARRANTIES AND COVENANTS

     9.1 Corporate Power And Due Authorization. Each party represents and warrants that it is duly organized and validly existing under the laws of the state of its incorporation, has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement, and is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

     9.2 Binding Agreement. Each party represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; provided, however, Cook does not make a representation or warranty in this Section 9.2 with respect to the License Agreement.

     9.3 Cook Representations, Warranties, and Covenants. Cook represents, warrants and covenants to ACS that:

          (i) it shall, at the time of sale of any Products to ACS, possess good and marketable title to such Products;

          (ii) such Products (a) will have been manufactured or assembled by Cook or its subcontractors in compliance with applicable Quality System Regulations (as defined in applicable FDA regulations at 21 CFR Part 820) and similar applicable regulations worldwide, and in compliance with Cook's quality control processes and standards, which processes and standards will meet the minimum requirements of the Applicable Regulatory Authorities for relevant medical devices and associated products, (b) at the time of shipment conform to the specifications established pursuant to Section 4.1; and (c) when received by ACS, shall have a minimum expiration date so that its remaining shelf life is at least 18 months; provided Cook makes no representation or warranty under this Section 9.3 with respect to any portion of Product supplied by ACS or its Affiliates;

          (iii) the License Agreement, as between Angiotech and Cook, all other Cook licenses pertaining to the Product and, to Cook's actual knowledge without having made any independent investigation, Angiotech's licenses from NeoRx and NIH, are all in full force and effect with no outstanding disputes between any of the parties thereto; and

          (iv) Should Cook receive a notice of default on any of Cook's third-party licenses required for sale of Product which could result in termination of such license as a result of default by Cook, Cook agrees that it shall promptly notify ACS and provide ACS all material information available regarding such alleged default.

     9.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.  INDEMNITY

     10.1 ACS Indemnity of Cook. ACS hereby indemnifies and agrees to defend and hold Cook, its permitted successors, Affiliates, and permitted assigns harmless from and against all claims, liabilities, demands, damages, losses and expenses relating to claims of third parties only (collectively, "Losses") arising out of or in connection with (a) any breach of any representation or warranty of ACS set forth in this Agreement, (b) any breach of any agreement, covenant or obligation of ACS set forth in this Agreement, and (c) the sale by ACS of the Products including any Losses relating to personal injury resulting from the sale or other disposition of any Product; provided, however, that in no event shall ACS be obligated to indemnify, hold harmless and defend for Losses to the extent caused by matters that are covered by Cook's indemnity set forth in Section_10.2 below or Cook's negligence or willful misconduct. The foregoing indemnity shall not apply to Infringement Liabilities (as defined in Section 11.2).

     10.2 Cook Indemnity of ACS. Cook hereby indemnifies and agrees to defend and hold ACS, its permitted successors, Affiliates, and permitted assigns harmless from and against all Losses arising out of or in connection with (a) any breach of any representation or warranty of Cook set forth in this Agreement, and (b) any breach of any agreement, covenant or obligation of Cook set forth in this Agreement; provided, however, that in no event shall Cook be obligated to indemnify, hold harmless and defend for Losses to the extent caused by matters that are covered by ACS's indemnity set forth in Section 10.1 above, ACS's negligence or willful misconduct.

     10.3 Limitations. Payments by the Indemnifying Party pursuant to Section
10.1 or 10.2 shall be limited to the amount of any Losses that remain after deducting therefrom (i) any tax benefit (net of any related tax detriments) actually realized by the Indemnified Party and (ii) any indemnity, contribution or similar payment actually recovered by the Indemnified Party from any third party with respect thereto (other than proceeds of insurance maintained by or for the benefit of the Indemnified Party). The Indemnified Party shall use all reasonable efforts to seek and recover any tax benefits and any indemnity, contribution or similar payments available to the Indemnified Party with respect to any Losses for which the Indemnified Party seeks indemnification pursuant to Sections 10.1 or 10.2. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR TO THE OTHER'S AFFILIATES FOR ANY INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, WHETHER LIABILITY IS ASSERTED IN TORT OR CONTRACT, AND IRRESPECTIVE OF WHETHER THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ALL REMEDIES OF THE PARTIES SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES.

     10.4 Indemnification Procedures. A person to whom indemnification is provided hereunder is referred to herein as the "Indemnified Party" and the party providing indemnification is referred to as the "Indemnifying Party." If an Indemnified Party intends to seek indemnification pursuant to this Section 10, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim. The Indemnified Party will provide the Indemnifying Party with prompt written notice of any third party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. Any such notice shall set forth in reasonable detail the available facts, circumstances and basis of the claim. If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, after acknowledging in writing liability hereunder, assume, through counsel of its own choosing (so long as reasonably acceptable to the Indemnified Party) and at its own expense, the defense thereof, and the Indemnified Party shall cooperate with it in connection therewith (including by furnishing such information as the Indemnifying Party may reasonably request), provided, that the Indemnified Party may participate in such defense through counsel chosen by it, at its own expense. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle, or admit any liability with respect to, any such claim which it continues to seek indemnification for without the Indemnifying Party's consent. The Indemnifying Party will not without the Indemnified Party's prior written consent settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), take any measure or step in connection with any settlement or compromise that imposes a material burden or encumbrance upon the operation or conduct of the Indemnified Party's business. If the Indemnifying Party is not contesting such claim in good faith, then the Indemnified Party may, upon at least ten (10) days' notice to the Indemnifying Party (unless the Indemnifying Party shall assume such settlement or defense within such ten (10) day period), conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

     10.5 Insurance. Each party will obtain and maintain in force, or, if reasonably acceptable to the other party, self-insure for, at all times during the term of this Agreement, commercial general liability insurance, including product liability insurance in an amount not less than $20 million in the aggregate with a maximum deductible per occurrence of not more than $5 million and shall provide the other party with a certificate of such insurance upon written request of such party. Each party will provide written notification to the other party to this Agreement, not less than thirty (30) days prior to modification, cancellation or expiration of such policy.

     10.6 Exclusivity. The provisions of this Section 10 shall be the exclusive remedy for money damages for the breaches and other matters covered thereby, but shall not preclude injunctive relief, specific performance or other equitable remedies. The obligations under this Section 10 shall survive the termination or expiration of this Agreement.

11.  CONTRIBUTION TO INFRINGEMENT LIABILITIES

     11.1 Infringement Claims. In the event that a party receives notice of a third party claim alleging that the manufacture, use or sale of a Product infringes the patents of a third party (or a breach of the License Agreement), the party receiving notice shall promptly notify the other party in writing of such claim (an "Infringement Claim"). Any notice of an Infringement Claim shall set forth in reasonable detail the available facts, circumstances and basis of the claim. ACS shall be the lead party (the "Lead Party") with respect to Infringement Claims relating to Products under this Agreement; provided, however, to the extent the Infringement Claim relates to the paclitaxel coating on the stents comprising Products or to the method of applying such coating, Cook shall be the Lead Party with respect to such portion of the Infringement Claim. The party which is not the Lead Party with respect to an Infringement Claim is sometimes referred to herein as the "Second Party". The Lead Party shall assume, through counsel of its own choosing (so long as reasonably acceptable to the Second Party) and at its own expense, the defense against the Infringement Claim, and the Second Party shall cooperate with it in connection therewith (including by furnishing such information as the Lead Party may reasonably request), provided, that the Second Party may participate in such defense through counsel chosen by it, at its own expense. If the Lead Party is not contesting the Infringement Claim in good faith, then the Second Party may, upon at least ten (10) days' notice to the Lead Party (unless the Lead Party shall assume such settlement or defense within such ten (10) day period), conduct and control, through counsel of its own choosing and at the expense of the Lead Party, the settlement or defense thereof, and the

Lead Party shall cooperate with it in connection therewith. Despite the Pro Rata Basis sharing of Infringement Liabilities set forth in Section 11.2 below, a party ("First Party") shall have no obligation to contribute to amounts paid in settlement of an Infringement Claim if such settlement is effected by the other party without the express prior written consent of the First Party, which consent shall not be unreasonably conditioned, withheld or delayed. Except as provided in Section 8.7, neither party may settle or otherwise consent to an adverse judgment relating to an Infringement Claim that diminishes the rights or interest of the other party without the express prior written consent of the other party, which consent shall not be unreasonably conditioned, withheld or delayed. Except as otherwise provided herein, each party will be responsible for its own costs and expenses of participating in the defense against the Infringement Claim. Infringement Liabilities (as defined below) shall not include these costs and expenses of participation.


     11.2 Pro Rata Sharing of Infringement Liabilities. ACS and Cook hereby agree among themselves to pay, share and/or contribute to any and all damage awards, judgments or settlements for actual compensatory damages to a third party relating to the Infringement Claim (collectively, "Infringement Liabilities") but not including any award, judgment or settlement for damages constituting increased damages under 35 U.S.C. Section 284 or attorneys fees under 35 U.S.C. Section 285. ACS and Cook will pay the Infringement Liabilities in accordance with the following percentages: ACS will pay [***]% and Cook will pay [***]% (the "Pro Rata Basis") if and to the extent the Infringement Liabilities result from any agreement or settlement approved by the parties or from any final arbitration award or final judgment of a court which may be obtained against ACS and/or Guidant based on any Infringement Liability. The parties agree to share Infringement Liabilities on the Pro Rata Basis even though they are receiving differing benefits under the transactions contemplated by this Agreement.



------------------

* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Asterisks within brackets denote omissions.

     11.3 Recovery of Excess Payments. If for any reason ACS or Cook, as the case may be, shall pay or otherwise bear any setoff or out of pocket recovery for an Infringement Liability in excess of its share thereof determined on a Pro Rata Basis, the other party hereto shall promptly pay amounts to the party who suffered such excess so that each party ultimately bears a share of the Infringement Liability on a Pro Rata Basis as provided in this Agreement. If any party has advanced funds to pay an Infringement Liability in excess of its share on a Pro Rata Basis, such party shall also be entitled to collect interest on the excess funds advanced until repaid, at the "prime rate" as published by The Wall Street Journal (or successor) and in effect from time to time, from the other party obligated hereunder to contribute such excess from the date which is thirty (30) days after the delivery of notice to the other party setting forth the amount demanded and the basis for the demand.

12.  NOTICE

     Any notice, report or written statement to a party permitted or required under this Agreement shall be in writing and shall be sent by facsimile, first class mail, Federal Express or other recognized overnight delivery service, or hand delivered at the respective addresses set forth below, or to such other addresses as the respective parties may from time to time designate:

             ADVANCED CARDIOVASCULAR SYSTEMS, INC.
             3200 Lakeside Drive
             Santa Clara, California 95054-2807
             Attention:  General Counsel
             Fax:  (408) 845-3987

             COOK INCORPORATED
             925 South Curry Pike
             Bloomington, Indiana 47402-0489
             Attention:  Peter Yonkman
             Fax:  (812) 339-5369

     Notice shall be deemed to have been given at the expiration of one (1) business day from the date of notice given by facsimile, seven (7) business days from the date the notice is deposited with the postal service or two (2) business days from the date the notice is sent by recognized overnight delivery service unless actual receipt of the notice at an earlier date is established. Hand-delivered notices shall be effective upon delivery.

13.  MISCELLANEOUS

     13.1 Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the distribution and supply of Products, and shall supersede all previous negotiations, commitments and writings relating thereto (other than the Confidentiality Agreement dated June 2, 2000 between ACS's parent company, Guidant Corporation, and Cook). This Agreement shall not be modified or altered in any manner except by an instrument in writing executed by the parties hereto.

     13.2 Severability. If any provision of this Agreement is found to be prohibited by law and invalid, or for any reason such provision is held unenforceable, in whole or in part, that provision shall be considered severable and its invalidity or unenforceability shall not effect the remainder of this Agreement, which shall continue in full force and effect.

     13.3 Assignment. Neither this Agreement nor any of the rights or obligations arising under this Agreement may be assigned or transferred by either party, in whole or in part, without the prior written consent of the other party, and any attempted assignment or transfer without such written consent shall be of no force or effect. Notwithstanding the foregoing, this Agreement, including the rights and obligations arising under this Agreement, can be assigned without consent to an Affiliate of Cook or ACS, provided that Cook or ACS, as the case may be, remains liable under this Agreement, or to an entity that acquires all or substantially all of the business of that party and its Affiliates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the permitted successors, assigns and transferees of the parties.

     13.4 Relationship Between the Parties. It is understood that Cook is the manufacturer of the Products and is not a contract manufacturer for ACS, and that ACS will not participate in the manufacture of the Product. In addition, the parties hereto are independent contractors and engaged in the conduct of their own respective endeavors and ACS is acting as a distributor of the Products. Neither Cook nor ACS is to be considered the agent or employee of the other for any purpose, and neither party has the right or authority to enter into any contract or assume any obligation for the other or give any warranty or make any representation on behalf of the other party except where and to the extent specifically authorized in writing to do so.

     13.5 Applicable Law. This Agreement shall be deemed to be executed and to be performed in the State of Indiana and shall be construed in accordance with the laws of the State of Indiana as to all matters, including, but not limited to, matters of validity, construction, effect, or performance, but excluding any Indiana choice of law rules which may direct the application of the law of any other jurisdiction.

     13.6 Captions. Captions are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope of this Agreement or the intent of any provision herein.

     13.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

     13.8 No Strict Construction. This Agreement has been prepared with the participation of both parties, and shall not be strictly construed against either party.

     13.9 Consultation With Counsel and Reliance. Cook and ACS each acknowledge that it has consulted with, or has had the opportunity to consult with, counsel of its choice, and that in executing this Agreement it has not relied upon any statements, representations or agreements of any other person other than those contained herein.

     13.10 Compliance With Law. No party will be required to perform and may omit to perform any act in connection with this Agreement, including the sale and marketing of the Products, which would be in violation of (a) any applicable laws of the United States of America, including any FDA regulations or regulations of the Department of Commerce relating to the export from the United States of products or



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

technology, or the United States Foreign Corrupt Practices Act; or (b) any applicable laws or regulations of any other relevant jurisdiction, including state and local law.

     13.11 Absence of Waiver. The failure of any party to enforce at any time any provision of this Agreement shall in no way be construed as a waiver of such provision, nor in any way to affect the validity of this Agreement or any part thereof, or the right of any party to later enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     13.12 Non-Solicitation. During the term of this Agreement, neither party nor its Affiliates shall solicit for employment any person who is directly involved in the performance of this Agreement and who is an employee of the other party or its Affiliates.

     13.13 Consent and Approval. Whenever consent or approval is required from either party under this Agreement, such consent or approval shall not be unreasonably withheld, delayed or conditioned.

     13.14 Arbitration. ACS and Cook shall use reasonable efforts to amicably resolve any dispute. However, if ACS and Cook are not able to resolve their dispute, any controversy or claim arising out of or relating to this Agreement shall be submitted to binding arbitration in accordance with the following procedures, except as the parties shall otherwise agree. The controversy or claim shall be settled by arbitration in Indianapolis, Indiana in accordance with the rules then pertaining of the CPR Institute for Disputes Resolution, or successor ("CPR"), except where those rules conflict with these provisions, in which case these provisions shall control. Any arbitration shall be subject to the following:

               (a) Any award pursuant to such arbitration shall be accompanied by the written opinion of a majority of the arbitrators giving their reasons therefor and rendered within thirty (30) days of the date of closing of the arbitration hearing.



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


               (b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least fifteen (15) years experience with a law firm or corporate law department or was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the American Arbitration Association. There shall be no ex parte communications with an arbitrator either before or during the arbitration, relating to the dispute or the issues involved in the dispute or the arbitrator's views on any such issues.

               (c) The parties agree to cooperate to attempt to select the arbitrator(s) by agreement within twenty (20) days of initiation of the arbitration, including jointly interviewing the final candidates.

               (d) In the event the parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than twenty-five (25) proposed arbitrators (fifteen (15) if a single arbitrator is to be selected) having the credentials referenced above. Within twenty-five (25) days of receiving such lists, the parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.


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


               (e) The award rendered by the arbitrators shall, solely with respect to the particular dispute, difference or alleged breach of this Agreement which was submitted to arbitration, be conclusive and binding upon the parties hereto and judgment on the award may be entered in any court of proper jurisdiction; provided, however, that nothing herein shall give the arbitrators any authority to amend, alter or delete any term, condition or provision of this Agreement. The law applicable to the enforcement of any award shall be Title 9 of the United States Code, the Federal Arbitration Act.

               (f) Each party shall pay its own attorney fees, costs and expenses of arbitration and the fees, costs and expenses of the arbitrators shall be equally shared; except that if any matter or dispute raised by a party or any defense or objection thereto is determined by the arbitrators to have been unreasonable, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys' fees) of the other party or parties and of the arbitrators against the party raising such unreasonable matter or dispute or defense or objection thereto.

               (g) The arbitrators shall fix the time and place in Indianapolis for the arbitration hearing, which shall be held within forty-five (45) days after appointment of the arbitrators. Notice of such hearing shall be given by the arbitrators to the parties at least twenty (20) days in advance, unless the parties by mutual agreement waive such notice.

               (h) The parties shall submit all documents and proof upon which they intend to rely within thirty (30) days after the appointment of the arbitrators. All parties shall be afforded a reasonable opportunity to examine such documents and proof prior to any hearing.

               (i) The panel will establish what procedures and format will be followed at the hearing. Live testimony will be permitted. Direct examination will be followed by cross-examination. A court reporter will record the proceedings. The arbitration hearing shall take place on consecutive business days until complete. Each party shall be given a limited and equal amount of time to present its case. Unless the



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

parties otherwise agree, no hearing shall exceed ten (10) trial days. The arbitration hearing shall be conducted in accordance with the Federal Rules of Evidence, except as modified herein or by agreement of the parties.

               (j) Any party may be represented by counsel. A party intending to be so represented shall be notify the other party or parties and the arbitrators of the name and address of counsel at least three days prior to the date set for the hearing at which counsel is first to appear. When an arbitration is initiated by counsel, or where any attorney replies for another party, such notice is deemed to have been given by such party.

               (k) The parties may modify any period of time by mutual agreement. The arbitrators for good cause may extend any period of time established by this Agreement, except the time for making the award. The panel shall notify the parties of any such extension of time and its reason therefor.

               (l) The scope of discovery allowed with respect to arbitration proceeding shall be the same as that allowed under the Federal Rules of Civil Procedure except as provided herein. The arbitrators shall provide for discovery according to the time limits set out in paragraph (g), giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery will be limited so that the schedule set forth in paragraph (g) may be met. No more than twenty (20) requests for documents may be served. Interrogatories or Requests for Admissions will not be permitted. Notwithstanding the above, it is the intent of the parties that document discovery will be limited to only those documents reasonably necessary to the adjudication of the arbitrable issues. This provision is intended to replace Rule 4 "Early Disclosure of Information" of the CPR Rules, which will have no force and effect. Depositions or parties and non-parties will be limited to a total of forty (40) hours per party per case. Both parties will be permitted to use any discovery obtained in court or other proceedings. The Chairperson of the arbitration panel will resolve any discovery disputes between the parties.



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


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, effective as of the day and year first above written.


                                  ADVANCED CARDIOVASCULAR
                                  SYSTEMS, INC.


                                  By:_____________________________________
                                       John M. Capek, Ph.D.
                                       President



                                  COOK INCORPORATED

                                  By:_____________________________________
                                       John A. DeFord, Ph.D.
                                       President and Chief Executive Officer


                                  By:_____________________________________
                                       Phyllis C. McCullough
                                       Chairman

                                   EXHIBIT A
                                 FIRST PRODUCT
                              Product Description

The coronary stent system shall consist of a balloon-expandable 316L stainless steel stent mounted on the balloon of a delivery system coated with paclitaxel at a concentration level of three (3) embedded five (5) turn adaptable links and six (6) expanding elements in a series of "U", "Y" and "W" shaped elements in a 3-3-3 link pattern micrograms per square millimeter. Each ring of the stent will consist of three (3) embedded five (5) turn adaptable links and six (6) expanding elements in a series of "U", "Y" and "W" shaped elements in a 3-3-3 link pattern.

The stent system shall consist of one pattern with two different designs. The smaller stent is a lower profile system for the expansion range of 2.5, 2.75, and 3.0 (3.5 post-dilated) mm diameter. The larger stent has slightly larger radii on the "U" an "Y" elements to allow expansion to 3.5 and 4.0 (4.5 post-dilated) mm in diameter.

The stent design shall incorporate variable thickness struts (0.0036 to 0.0049 inch).

 The stent system shall be provided with a hydrophilic-coated catheter shaft on both rapid exchange and over-the-wire formats that are 5 Fr compatible having the following crossing profiles:

Expanded Diameter (mm)     Crossing Profile (inch)
        2.75                        0.041
        3.0                         0.041
        3.5                         0.044
        4.0                         0.046

















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